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                                                                       EXHIBIT 2
                                                                        06/20/01


                            ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 20th day of June, 2001, by and among (i) ERBIA NETWORK, INC., a Delaware corporation ("Seller"), (ii) ERBIA, INC., a Delaware corporation ("EI"), (iii) FGC, INC. a Delaware corporation ("FGC"), (iv) GLOBALINX, INC., a Delaware corporation ("Buyer"), and (v) ORION TECHNOLOGIES, INC., a Nevada corporation ("Orion").

       WHEREAS, Seller is in the business of providing telecommunications services as an Integrated Communications Provider, including long distance, local toll and Internet services (the "Business");

       WHEREAS, Seller is a wholly-owned subsidiary of EI and EI has incurred significant liabilities on behalf of the Business;

       WHEREAS, FGC is a telecommunications consulting firm owning or leasing some of the premises or assets such as office space, computer equipment and furniture being sold, assigned or transferred to Buyer;

       WHEREAS, Seller, EI and FGC desire to sell, assign and transfer to Buyer, and Buyer desires to acquire from Seller, EI and FGC, certain of the assets of the Business, and Seller, EI and FGC desire to assign to Buyer, and Buyer desires to assume, certain liabilities of Seller, EI and FGC relating to the Business, all in accordance with the terms and subject to the conditions set forth in this Agreement.

       NOW THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. Sale of Assets. At the Closing (as defined in Section 9 hereof), Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall acquire from Seller, all right, title and interest of Seller in and to those assets of Seller as defined and set forth on Exhibit A-1 attached hereto (the "Seller Assets"). In addition, at the Closing, (a) EI shall sell, assign, transfer and convey to Buyer, and Buyer shall acquire from EI, all right, title and interest of EI in and to those assets of EI as defined and set forth on Exhibit A-2 attached hereto (the "EI Assets") and (b) FGC shall assign to Buyer, and Buyer shall acquire from FGC, all right, title and interest of FGC in and to those assets of FGC as defined and set forth on Exhibit A-3 attached hereto (the "FGC Assets" and, collectively with Seller Assets and EI Assets, the "Assets").

       2. Assumption of Liabilities. At the Closing, Buyer shall assume and agree to pay, discharge and perform (a) those liabilities and obligations of Seller set forth on Exhibit B-1 attached hereto (the "Seller Assumed Liabilities"), (b) those liabilities and obligations of EI set forth on Exhibit B-2 attached hereto (the "EI Assumed Liabilities")



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and (c) those liabilities and obligations of FGC set forth on Exhibit B-3 attached hereto (the "FGC Assumed Liabilities" and, collectively with the Seller Assumed Liabilities and the EI Assumed Liabilities, the "Assumed Liabilities"). Except for the Assumed Liabilities and except as otherwise set forth in this Agreement, Buyer shall not assume any other liabilities or obligations of Seller, EI or FGC, whether absolute, contingent or otherwise.

       3. Purchase Price. The purchase price payable to Seller by Buyer for the Assets shall consist of the following:

              (a) At the Closing, Buyer shall deliver or cause Orion to deliver to Seller three hundred thousand (300,000) shares of the Common Stock, par value 0.01 per share ("Common Stock"), of Orion (the "Initial Shares"). Of these shares a total of hundred and seventy five thousand (175,000) shares of the Common Stock of Orion will be held in reserve by Orion on behalf of Seller and transferred, per request from the Seller, to the agents as identified in
Section 10(e) and certain Seller creditors for Seller's settling of other outstanding liabilities.

              (b) If, based on the average closing price of a share of the Common Stock of Orion for the last ten (10) trading days immediately preceding the six (6)-month anniversary of the date of Closing, the value of the Initial Shares (the "Six Month Stock Value") is less than One Million Dollars ($1,000,000), then Buyer will deliver or cause Orion to deliver to Seller that number of shares of Common Stock of Orion equal to (i) One Million Dollars ($1,000,000) minus the Six Month Stock Value, (ii) multiplied by fifty percent (50%), (iii) divided by the average closing price of a share of Common Stock of Orion for the ten (10) trading days immediately preceding the six (6)-month anniversary of the date of Closing (the "Additional Six Month Shares").

              (c) If Orion is required to deliver the Additional Six Month Shares and if, based on the average closing price of a share of Common Stock of Orion for the ten (10) trading days immediately preceding the one (1)-year anniversary of the date of Closing, the value of the Initial Shares and the Additional Six Month Shares is less than One Million Dollars ($1,000,000) (the "One Year Stock Value"), then Buyer will deliver or cause Orion to deliver to Seller that number of shares of Common Stock of Orion equal to (i) One Million Dollars ($1,000,000) minus the One Year Stock Value, (ii) divided by the average closing price of a share of Common Stock of Orion for the ten (10) trading days immediately preceding the one year anniversary of the date of Closing (the "Additional One Year Shares" and, collectively with the Initial Shares and the Additional Six Month Shares, the "Shares").

              (d) In addition to the foregoing consideration set forth in this Section 3, beginning on the fifteenth (15th) day of the fourth (4th) month following the date of Closing and on the fifteenth (15th) day of each month thereafter through and including the fifteenth (15th) month after the Closing (i.e., twelve (12) total months), Buyer will pay as a commission override (the "Override") to Seller three percent (3%) of the billed monthly revenue for the prior month attributable to Seller's customer base (but excluding those



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accounts set forth on Exhibit C) (the "Additional Purchase Price" and, collectively with the Shares, the "Purchase Price").

              (e) By its signature to this Agreement, Orion agrees that it shall be fully liable, as a primary co-obligor, for the payment of (i) the Purchase Price to Seller and (ii) the Assumed Liabilities, and that it shall take all actions as shall be necessary to assure that all portions of the Purchase Price are paid to Seller as and when due, including, without limitation, the issuance and delivery to Seller of the Shares and all portions of the Assumed Liabilities are paid to third parties as and when due.

              (f) All references in this Agreement to the Initial Shares, the Additional Six Month Shares, the Additional One Year Shares and the closing price of a share of Common Stock of Orion shall be adjusted, as appropriate, to take into account any stock split, stock dividend, or other change in the capital structure of Orion.

              (g) At Closing, certain Promissory Note (the "Promissory Note") dated 20th of April, 2001 by the Seller to Orion at the sum of Two Hundred Fifty Thousand dollars ($250,000) shall be replaced with a new Promissory Note as set forth on Exhibit D

       4. Representations and Warranties of Seller, EI and FGC. To induce Buyer and Orion to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller, EI and FGC, jointly and severally, represent and warrant to Buyer and Orion, as of the date hereof and as of the Closing Date, the following:

              (a) Seller, EI and FGC each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of each of Seller, EI and FGC. Each of Seller, EI and FGC has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby, subject to any required consents of governmental agencies and third parties contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Seller, EI and FGC and is a legal, valid and binding obligation of each of Seller, EI and FGC enforceable against each of Seller, EI and FGC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

       5. Representations and Warranties of Buyer and Orion. To induce Seller, EI and FGC to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer and Orion, jointly and severally, represent and warrant to Seller, EI and FGC, as of the date hereof and as of the Closing Date, as follows:



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              (a)    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Orion is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

              (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of each of Buyer and Orion. Each of Buyer and Orion has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Orion and is a legal, valid and binding obligation of each of Buyer and Orion enforceable against each of Buyer and Orion in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

              (c) Exhibit E attached hereto sets forth, with respect to Orion, its Certificate of Incorporation (the "Charter") and the number of authorized, issued and outstanding shares of its capital stock. Orion shall transfer to Seller the rights in the Common Stock of Orion as set forth in the Charter. All of the Shares to be issued to Seller hereunder will, upon their issuance, (i) have been duly authorized and validly issued and be fully paid and non-assessable, (ii) be issued in compliance with all applicable state and federal laws and (iii) not be issued in violation of any preemptive rights or rights of first refusal of any person or entity.

       6. Status of Assets. Buyer and Orion acknowledge and agree that the Assets are being sold on an "As Is, Where Is, with All Faults" basis, and except as otherwise expressly provided herein, all warranties (whether written or oral, expressed or implied) in regard to merchantability, fitness for a particular purpose, sufficiency, condition, design, operation, maintenance, value or otherwise with respect to the Assets are expressly excluded. In furtherance of the foregoing, and anything in this Agreement to the contrary notwithstanding, Buyer and Orion represent and warrant that they have entered into this Agreement on the basis that:

              (a) They have conducted or will conduct their own investigations of the Business and the title to the Assets;

              (b) They have and shall be deemed to have (i) inspected the Assets, satisfied themselves with respect to the Assets and all matters and things connected with or in any way related to the Assets and (ii) relied entirely upon their own investigations and inspections in entering into this Agreement and accepting the Assets;

              (c) The Assets are being purchased as they will exist at their location at the time of the Closing, and no adjustments to the Purchase Price or modification of any term or provision of this Agreement or any of its Exhibits shall be made or allowed to Buyer or Orion due to (i) the condition, value, quantity or quality of the Assets at the Closing or (ii) any change in condition, value, quantity or quality of the Assets;



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              (d)    Seller, EI and FGC have made no representations,
warranties, statements or promises and have not agreed to any condition with respect to the Business or the Assets, whether statutory, express or implied, oral or written, legal, equitable, conventional, collateral or otherwise, all of which are expressly excluded, as to:

                     (i) title, including, without limitation, the existence, validity, recordation, enforceability or priority of any mortgages, charges, liens, encumbrances, security interests, claims or demands of whatsoever nature or kind affecting or in any way relating to any or all of the Assets;

                     (ii) the existence, condition, merchantability, description, fitness for any particular purpose or use, suitability, durability, marketability, condition, quantity or quality thereof of any or all of the Assets; or

                     (iii) any other matter or thing whatsoever in respect of any or all of the Business or the Assets.

              (e) Buyer and Orion represent that they have had full and complete access to and have inspected and are fully familiar with the Business and the Assets and hereby covenant and agree, pursuant to the terms of this Agreement, to accept the same "As Is, Where Is, with All Faults" at the time of the Closing. Seller, EI and FGC have not made, and are not willing to make, any representations or warranties with respect to the Business or the Assets, including, but not limited to, representations or warranties as to the physical condition of the Assets, the compliance of the Assets with applicable regulations or permits, the income derived, or potentially to be derived from the Business or the Assets, sufficiency of the Business or the Assets for any purpose, the expenses to be incurred, or potentially to be incurred, in connection with the Business or the Assets, the operation of the Business or the Assets or taxes due and owing, or potentially due and owing in connection with the Assets or the conduct of the Business, except as otherwise provided herein.

       7. Buyer's and Orion's Conditions to Closing. The obligations of Buyer and Orion to proceed to Closing hereunder are subject to the fulfillment of each of the following conditions at or prior to Closing (any or all of which may be waived at any time by Buyer and Orion):

              (a) Seller, EI and FGC shall have executed and delivered to Buyer a general assignment, bill of sale and assumption agreement in the form of Exhibit F attached hereto (the "Assignment and Assumption Agreement");

              (b) Seller shall prior to Closing initiate the process of transferring Seller's customer base to the Buyer. After the Closing, Seller shall continue to carry the customers until Buyer has obtained the necessary approvals in each applicable jurisdiction and such transfer can be completed in each such jurisdiction. The Buyer shall obtain such approvals through its state compliance counsel, Crocker, Lennon & Peters, who shall also be engaged to accomplish the transfer at the Buyer's expense. The list of


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the Seller's certifications and approvals is as set forth on Attachment 3. Buyer and Seller agree that Seller shall make their best efforts to effect the completion of the transfer as soon as reasonably practicable after the Closing. Once the transfer has been completed the Seller shall to the extent practicable and within twenty-four (24) months from Closing attempt to sell its block of state certificates to the highest bidder. The proceeds of this sale is to be used to pay off the debt owed under the Promissory Note payable to the Buyer.

       8. Seller's, EI's and FGC's Conditions to Closing. The obligations of Seller, EI and FGC to proceed to Closing hereunder are subject to the fulfillment of each of the following conditions at or prior to Closing (any or all of which may be waived at any time by Seller, EI and FGC):

              (a) Buyer and/or Orion shall have delivered to Seller the Initial Shares;

              (b) Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement;

              (c) In connection with Orion's agreement to satisfy certain obligations of Seller and EI due and owing to Qwest Communications, Inc. ("Qwest"):

                     (i) Qwest shall deliver a release of all claims against Seller and EI, in the form of Exhibit I attached hereto.

                     (ii) Qwest shall permit Orion to transfer its customers under Orion's Globalinx Reseller Agreement to Seller's account with Qwest.

                     (iii) Orion, Qwest and Seller shall mutually agree to issue a press release with respect to the matters set forth in this Section 8(c).

              (d) Buyer and Orion shall at Closing compensate Arne Dunhem ("Dunhem") with One Hundred Thousand (100,000) shares of Common Stock of Orion for his continuing to be a guarantor for contracts as set forth on Exhibit J-1 and One Hundred Thousand (100,000) shares of Common Stock of Orion for his consulting support as set forth in 8(d). Orion shall provide a guarantee to Dunhem as set forth on Exhibit J-2 and shall agree to provide Dunhem with current financial information on the financial condition of Orion and Buyer as reasonably requested by Dunhem for as long as Dunhem provides a personal guarantee under any of the contracts as set forth on Exhibit J-1. The intent of the Buyer is to make arrangements so that Dunhem is no longer required to be a personal guarantor. Should such arrangements eliminating the need for Dunhem's personal guarantee not be completed on or before one hundred and eighty (180) days following the Closing then Buyer will deliver to Dunhem an additional Fifty Thousand (50,000) shares of Common Stock of Orion;

              (e) Buyer shall have agreed to hire those employees of Seller listed on Exhibit K attached hereto at the compensation level listed on such Exhibit K; and



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              (f) Buyer shall have entered into a Consulting Agreement with Arne
Dunhem in the form of Exhibit L attached hereto.

       9. Closing. Closing on the transactions contemplated by this Agreement (the "Closing") shall take place no later than three (3) business days after the conditions set forth in Section 7 (except as otherwise set forth in Section 7(b) hereof) and 8 have been satisfied or waived, and in no event later than June 30, 2001, unless the parties hereto mutually agree to a later date (the "Closing Date"). The parties hereto covenant and agree in good faith after the Closing to perform all other obligations that have not been satisfied by them on or before the Closing Date.

       10.    Covenants.

              (a) During the period between the execution of this Agreement and the Closing Date, in order to expedite an orderly combination of customers, products and services to be offered by Buyer, Seller and Buyer shall form a management committee consisting of Richard Gibbs, Preston Riner and their delegates to manage the operations and to merge the resources of Seller and Buyer.

              (b) For each of the first three (3) months after the Closing, Seller shall from the accounts receivables being thirty one (31) days or older from the date of the standard billing cycle at or immediately before the Closing Date that are being retained by Seller (the "Retained Accounts Receivable") collected by Seller pay to Buyer the lesser of the following amounts

                     (i) Seventy-Five Thousand One Hundred and Forty Three Dollars ($75,143) in the first month,

                     (ii) Thirty Six Thousand Three Hundred and Thirty Six Dollars ($36,336) in the second month

                     (iii) Seven Thousand Eight Hundred and Thirty Two ($7,832) in the third month or the amount of entire Retained Accounts Receivable collected by Seller during such month, such amounts to be remitted by Seller to Buyer on the twenty-ninth
(29th) day of the month following each of such first three (3) months. The process and procedure for the handling of the collection of receivables and the treatment of received amounts in the SunTrust Lock Box shall be as set forth on Exhibit M.

              (c) Buyer shall permit Seller and EI to use the Blue Spring billing system currently being utilized by the Business for at least ninety (90) days after Closing and Buyer shall provide access to Seller and EI to such system during such ninety (90)-day period to enable Seller and EI to track and perform collection activities of its retained accounts receivable. The process and procedure for the handling of the collection of receivables and the treatment of received amounts in the SunTrust Lock Box shall be as set forth on Exhibit M.



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              (d)    Seller shall use its best efforts to transfer its entire
customer base to Buyer as defined in Section 7 (b) as soon as reasonably practicable after the Closing. Until such time that all customers have been transferred Seller shall continue to maintain its licenses and certifications and carry customers based on a co-billing arrangement. Seller shall until the completion of the transfer ensure that the appropriate certificates are in good standing and adher to all related regulatory requirements.

              (e) Seller and EI shall use its best efforts to transfer its entire agent base to Buyer at Closing, and Buyer and Orion shall assist Seller and EI in settling any commission claims existing as of the Closing Date. Seller and EI shall settle any claims as an example as set forth on Exhibit N.

              (f) Buyer shall permit Seller, EI and FGC to occupy one office with furniture and computer system at the McLean, Virginia location and one office with furniture and computer system at the Margate, Florida location, as necessary, for at least ninety (90) days after Closing in order to permit the activities as set forth on Exhibit M.

              (g) After the Closing, Orion shall reserve a sufficient number of shares of its Common Stock to enable Orion to issue to Seller the Additional Six Month Shares and the Additional One Year Shares in accordance with Sections 3(b) and 3(c) hereof.

              (h) Seller and EI shall have provided to Buyer satisfactory evidence that Seller and EI have with best effort entered into arrangements to settle and/or satisfy their obligations with respect to the note holders and or vendors set forth on Exhibit H attached hereto.

              (i) Seller, EI and FGC shall cooperate with Buyer and Orion to conduct an audit for the purpose of completing a timely public filing of the transaction contemplated herein.

              (j) Buyer shall have the right to use the "erbia" and "erbia Network" names in their business and marketing for a period of twelve (12) months from the Closing.

       11. Termination. This Agreement may be terminated prior to the Closing as follows:

              (a) at any time, by mutual written agreement of all the parties hereto;

              (b) by either Buyer or Seller, upon written notice to the other, at any time, if the other is in breach or default of its respective covenants, agreements or other obligations set forth in Sections 7, 8 or 10 hereof; or

              (c) by either Buyer or Seller, upon written notice to the other, if the Closing shall not have occurred by June 30, 2001 for any reason other than a breach or



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default of the covenants, agreements or other obligations of the party giving such termination notice.

       12.    Confidentiality.

              (a) Seller, EI and FGC recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information relating to the Business, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Business. Seller, EI and FGC agree that they will not, after the Closing Date, disclose confidential information with respect to the Business to any person or entity, for any purpose or reason whatsoever (except to authorized representatives of Seller, EI and FGC and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 12(a)), unless (i) such information becomes known to the public generally through no fault of Seller, EI or FGC, (ii) disclosure is required by law or the order of any governmental authority under color of law, (iii) Seller, EI and FGC reasonably believe that such disclosure is required in connection with the prosecution of a lawsuit against Buyer and Orion, or the defense of a lawsuit against Seller, EI or FGC or for certification or state licensure purposes or (iv) Seller reasonably determines that disclosure is required in obtaining any consents required from third parties, to collect any of Seller's retained amounts receivable or to satisfy any third party claims for which Seller, EI or FGC remains liable; provided, that prior to disclosing any information pursuant to clauses (ii) or
(iii) above, Seller, EI or FGC, shall, if possible, give prior written notice thereof to Buyer and Orion and provide Buyer and Orion with the opportunity to contest such disclosure.

              (b) Buyer and Orion recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information relating to the Business, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Business. Buyer and Orion agree that, prior to the Closing, they will not disclose confidential information with respect to the Business to any person or entity, for any purpose or reason whatsoever (except to authorized representatives of Buyer and Orion, and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 12(b)), unless (i) such information becomes known to the public generally through no fault of Buyer and Orion, (ii) disclosure is required by law or the order of any governmental authority under color of law or (iii) Buyer and Orion reasonably believe that such disclosure is required in connection with the prosecution of a lawsuit against Seller, EI or FGC, or the defense of a lawsuit against Buyer and Orion, provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, Buyer and Orion, shall, if possible, give prior written notice thereof to Seller, EI and FGC and provide Seller, EI and FGC with the opportunity to contest such disclosure.

       13. Expenses. Seller, EI and FGC, on the one hand, and Buyer and Orion, on the other hand, shall each pay their own expenses relating to the transactions



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contemplated by this Agreement, including fees and disbursements of its counsel, accountants and financial advisors; provided, however, that Orion agrees to reimburse Seller for Ten Thousand Dollars ($10,000) of its legal fees. Any sales, transfer, use, excise or other taxes that shall become due and payable as a result of the transactions between the parties hereto shall be the obligation and responsibility solely of Buyer.

       14. Notices. Any notice or communication hereunder shall be deemed to have been duly given if in writing and if transmitted by hand-delivery with receipt therefore, or by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other delivery service with guaranteed next-day delivery with receipt therefore, addressed to the parties at their following respective addresses, or at such other addresses as may be designated in writing:

              (a)    if to Seller, EI or FGC:  erbia Network, Inc.
                                               c/o 7901 Ariel Way
                                               McLean, VA 22102

              (b)    if to Buyer or            Globalinx, Inc.
                     Orion:                    c/o Orion Technologies, Inc.
                                               1133 21st Street, N.W.
                                               Suite 800
                                               Washington, D.C.  20036


Notices shall be effective when received; provided that if any notice sent by certified mail is properly returned undeliverable, said notice shall be effective when mailed. Any party may change the address to which notices are to be delivered hereunder by giving written notice to the other parties as provided in this Section 14.

       15. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

       16. Governing Law. This Agreement shall be construed under and governed by the laws of the Commonwealth of Virginia without giving effect to any choice or conflicts of law provision, rule or principle, whether of the Commonwealth of Virginia or otherwise.

       17. Survival. The representations and warranties of Seller, EI and FGC set forth in Section 4 hereof and the representations and warranties of Buyer and Orion set forth in Section 5 hereof shall survive the Closing.

       18. Severability. If any provision or part of any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such



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invalidity, illegality or unenforceability shall not affect any other provision or any other part of a provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision, as the case may be, had never been contained herein.

       19.    Construction.

              (a) The captions herein are for reference purposes only and in no way define or limit the scope or content of this Agreement or in any way affect the interpretation of its provisions.

              (b) This Agreement may not be amended or modified, nor may any provision hereof be waived, except pursuant to an instrument in writing signed by all of the parties hereto, or, in the case of a waiver, pursuant to an instrument in writing signed by the party to whom or to which the subject obligation was owed. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided in writing.

       20. Integration. This Agreement, and the other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties regarding the subject matter hereof and is a complete and exclusive statement of those terms, and all prior expressions thereof are hereby revoked. This Agreement, and the other documents contemplated hereby, supersede all understandings and negotiations concerning the matters specified herein and any representations, promises, warranties or statements made by any party that differ in any way from the terms of this Agreement and the other documents contemplated hereby shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein.

       21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                                       11

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers this 20th day of June, 2001.


                                            ERBIA NETWORK, INC.


                                            By: /s/ RICHARD J. GIBBS
                                               ------------------------------
                                            Name: Richard J. Gibbs
                                                 ----------------------------
                                            Title: President
                                                  ---------------------------



                                            ERBIA, INC.


                                            By: /s/ RICHARD J. GIBBS
                                               ------------------------------
                                            Name: Richard J. Gibbs
                                                 ----------------------------
                                            Title: President
                                                  ---------------------------



                                            FGC, INC.


                                            By:  /s/ ARNE DUNHEM
                                               ------------------------------
                                            Name: Arne Dunhem
                                                 ----------------------------
                                            Title: President
                                                  ---------------------------


                                            GLOBALINX, INC.


                                            By: /s/ PRESTON W. RINER
                                               ------------------------------
                                            Name: Preston W. Riner
                                                 ----------------------------
                                            Title: President
                                                  ---------------------------



                                            ORION TECHNOLOGIES, INC.


                                            By:  /s/ JAMES D. M. MCCOMAS
                                               ------------------------------
                                            Name: James D. M. McComas
                                                 ----------------------------
                                            Title: Treasurer
                                                  ---------------------------


                                       12